Exhibit 2




                 CSW COMMUNICATIONS, INC.
                   STATEMENT OF INCOME
                  FOR THE QUARTER ENDED
                   SEPTEMBER 30, 1995




Revenue                                         $      --

Expenses

  Interest Expense                                177,399

  Amortization                                      7,695

  Income Taxes                                   (159,228)

  Deferred Federal Income Taxes                    62,943

  Administrative and General                       90,004

Total Expenses                                    178,813

Net Loss                                       $ (178,813)